Exhibit 10.1

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT ALT, LLC

c/o American Realty Hospitality Trust, Inc.

405 Park Avenue

New York, NY 10022

February 11, 2016

Summit Hotel OP, LP

Each of the Sellers listed on Schedule 1 attached hereto

c/o Summit Hotel Properties, Inc.

12600 Hill Country Boulevard, Suite R-100
Austin, TX 78738

Attention: Chris Eng, Senior Vice President, General Counsel & Chief Risk Officer

Dear Chris:

Reference is made to that certain Real Estate Purchase and Sale Agreement, dated as of June 2, 2015, by and among the sellers listed on Schedule 1 attached thereto (each a “Seller” and collectively “Sellers”), Summit Hotel OP, LP (“Summit”) and American Realty Capital Hospitality Portfolio SMT, LLC (“Original Purchaser”), as amended pursuant to that certain letter agreement dated as of July 15, 2015 (the “July 15 Letter Agreement”), that certain letter agreement dated as of August 21, 2015 (the “August 21 Letter Agreement”) and that certain extension notice dated as of October 26, 2015 (the “Extension Notice” and collectively with the July 15 Letter Agreement and the August 21 Letter Agreement, the “Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Pursuant to that certain Termination Agreement dated as of December 29, 2015 by and among Sellers, Summit and Original Purchaser (the “Termination Agreement’), the Purchase Agreement was terminated prior to the Closing.

Sellers, Summit and American Realty Capital Hospitality Portfolio SMT ALT, LLC (“New Purchaser”) desire to reinstate the Purchase Agreement subject to the terms and conditions of this letter agreement (this “Reinstatement”) and to substitute as the Purchaser under the Purchase Agreement New Purchaser for Original Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Sellers, Summit and New Purchaser hereby agree as follows:

1.             Reinstatement of Purchase Agreement.  Notwithstanding the prior termination of the Purchase Agreement or any provision to the contrary contained in the Termination Agreement, the termination of the Purchase Agreement is hereby revoked and, except as expressly modified by this Reinstatement, the Purchase Agreement shall be, and hereby is, reinstated in its entirety and shall be in full force and effect as if the same had never been terminated.  In furtherance thereof, the Termination Agreement shall be null and void and of no further force and effect except as provided in Section 3 below.

2.             Substituted Purchaser.  New Purchaser is hereby substituted as the Purchaser under the Purchase Agreement in lieu of Original Purchaser, and Sellers, Summit and New Purchaser acknowledge and agree that Original Purchaser shall have no further rights or obligations of any kind whatsoever under the Purchase Agreement.  All references in the Purchase Agreement to Purchaser shall be deemed to refer to New Purchaser.  All notices previously given by Original Purchaser to Sellers or Summit under the Purchase Agreement shall be deemed to have been given by New Purchaser.

3.             Original Deposit.  Pursuant to the Termination Agreement, Sellers, as their sole and exclusive remedy, recovered the Deposit as liquidated damages in full satisfaction of any and all claims against Original Purchaser.  The Deposit recovered by Sellers shall not be credited against the Purchase Price due at Closing by New Purchaser.  Sellers and Summit acknowledge and agree that the Deposit previously recovered by Sellers satisfied any and all claims against Original Purchaser arising out of, relating to or in connection with the Purchase Agreement and/or the Termination Agreement and that New Purchaser shall have no rights to the Original Deposit and shall have no liability or obligation arising out of, relating to or in connection with the prior termination of the Purchase Agreement.

4.             New Deposit.  Concurrent with the date of this Reinstatement, Sellers, New Purchaser and Escrowee shall execute deposit escrow instructions in the form attached hereto as Exhibit A (the “New Deposit Escrow Instructions”) and, concurrently therewith, New Purchaser, or Sellers on behalf of New Purchaser, shall deliver to Escrowee new earnest money in the amount of $7,500,000 (the “New Deposit”), subject to the terms of the Purchase Agreement and this Reinstatement.  The term “New Deposit” shall mean the New Deposit and shall include interest earned thereon.  All references in the Purchase Agreement to the Deposit shall be deemed to refer to the New Deposit, and all references in the Purchase Agreement to the Initial Deposit and the Additional Deposit shall be deleted.  The New Deposit shall be held and disbursed in accordance with the Purchase Agreement, and shall be further disbursed in accordance with Section 6 and/or Section 8 of this Reinstatement.   The Deposit Escrow Instructions attached as Exhibit B to the Purchase Agreement are hereby deleted and replaced with the New Deposit Escrow Instructions, and all references in the Purchase Agreement to the Deposit Escrow Instructions shall be deemed to refer to the New Deposit Escrow Instructions.  The New Deposit shall be allocated among each of the Hotel Assets in accordance with the relative Allocated Purchase Prices of such Hotel Assets (each, an “Allocated Deposit”).  Section 2.1.1 of the Purchase Agreement is deemed to be deleted in its entirety.

5.             New Closing Date.  Section 4.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

4.1          Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall occur through escrow at 4:00 p.m. (New York time) on December 30, 2016, or at such later date as the Closing may be adjourned or extended (including, without limitation as set forth in Section 3.1.3) in accordance with the express terms of this Agreement (the “Closing Date”).  Notwithstanding the foregoing and unless prohibited by Section 7 of the Reinstatement of this Agreement dated February 11, 2016, Purchaser shall hereby have the right to cause the Closing Date to occur on any Business Day prior to December 30, 2016 upon providing notice to such effect to Summit and Sellers at least 30 days prior to such desired Closing Date.

The Closing shall take place at the New York, New York office of Proskauer Rose LLP, or such other place as Sellers and Purchaser shall agree in writing.  The Closing shall be a so-called “New York style” closing.  For the avoidance of doubt, the provisions of Section 7.1 and 7.2 shall apply if the Closing does not occur on or prior to the then-scheduled Closing Date and such date is not properly and timely extended in accordance with the terms hereof.  Sellers may elect, by written notice to Purchaser and without the consent of Purchaser, to defer the Closing pursuant to Sellers’ rights expressly set forth herein.

6.             Default and Remedies.  Sections 7.1.1, 7.1.2 and 7.2.2 of the Purchase Agreement are hereby amended to read in their entirety as follows:

7.1.1       Seller’s Pre-Closing Default; Purchaser’s Pre-Closing Remedies.  If any Seller breaches its obligations under this Agreement prior to the Closing in any material respect and such breach has not been cured within 30 days after written notice thereof from Purchaser (provided that the parties agree and acknowledge that if such 30-day period would exceed the Closing Date, at their option, Sellers may extend the Closing Date for the period required to effect such cure, but not beyond the date which is 30 days after Purchaser’s foregoing written notice), then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, Purchaser may, upon notice to Sellers, given not more than 15 Business Days after the expiration of such cure period:  (a) terminate this Agreement in its entirety by giving Sellers written notice of such election prior to or at the Closing, and (i) the Deposit then held by Escrowee (and any interest thereon) shall (to the extent of the then outstanding principal amount of the Loan Agreement) be remitted to Summit, or its permitted assign under the Loan Agreement, and automatically applied towards any then outstanding principal balance of that certain Loan Agreement dated February 11, 2016 between Summit Hotel OP, LP and American Realty Capital Hospitality Trust, Inc. (“Loan Agreement”) and the remaining balance, if any, of the Deposit then held by Escrowee (and any interest thereon) shall be remitted to and may be retained by Purchaser, and (ii) recover from the applicable Sellers all of Purchaser’s reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, its reasonable legal fees and diligence costs, which reimbursement in the aggregate amount amongst all Sellers shall not exceed $644,882; (b) waive the default and proceed to the Closing (subject to the terms of this Agreement); or (c) if applicable, elect to treat the Hotel Asset with respect to which such breach of representation or warranty occurred as an Excluded Representation Asset and proceed to the Closing (subject to the terms of this Agreement) with respect to the other applicable Hotel Assets.

7.1.2       Failure to Satisfy Purchaser Closing Conditions.  Without derogating from Purchaser’s rights under Section 7.1.1, if on the Closing Date any of the Purchaser Closing Conditions are not satisfied with respect to the Closing (other than as a result of a material default by Purchaser hereunder), then Purchaser may elect, at Purchaser’s option and as Purchaser’s sole remedy, to either (i) waive such condition and proceed to the Closing; or (ii) elect to terminate this Agreement in its entirety by giving Sellers written notice of such election prior to or at the Closing and the Deposit then held by Escrowee (and any interest thereon) shall (to the extent of the then outstanding principal amount of the Loan Agreement) be remitted to Summit, or its permitted assign under the Loan Agreement, and automatically applied towards any then outstanding principal balance of the Loan Agreement and the remaining balance, if any, of the Deposit then held by Escrowee (and any interest thereon) shall be remitted to and may be retained by Purchaser.

7.2.2       Failure to Satisfy Seller’s Closing Conditions.  Without derogating from Seller’s rights as set forth in Section 7.2.1, if on the Closing Date any of the Seller Closing Conditions are not satisfied (other than as a result of a material default by any Seller hereunder) with respect to the Closing, then Sellers may elect, at Sellers’ option and as Sellers’ sole remedy, to either (i) waive such condition and proceed to the Closing or (ii) terminate this Agreement in its entirety, whereupon the Deposit (or balance thereof) then held by Escrowee shall be forfeited to Sellers as liquidated damages (to be allocated amongst them in the same manner as the Purchase Price would have been allocated if the Closing had occurred), it being agreed between the parties hereto that the actual damages to Sellers in such event are impractical to ascertain and the amount of the forfeited Deposit is a reasonable estimate thereof and shall be and constitute valid liquidated damages.

7.             Non-Exclusivity.  Prior to the Closing, Sellers shall have the right to continue marketing, and ultimately sell, without the consent of Purchaser, any or all of the Hotel Assets to a bona fide third party purchaser that is not an Affiliate of any Seller or Summit.  As a result of the aforementioned, Section 12.19 of the Purchase Agreement is hereby null and void.  Following Sellers’ request and at Sellers’ sole cost and expense, and subject to any confidentiality or non-disclosure limitations, Purchaser shall furnish to Sellers (without representation or warranty of any kind) all property improvement plans related to the Hotels in Purchaser’s possession for use by Sellers in their marketing efforts.  Sellers shall promptly notify Purchaser if any Seller or any of its Affiliates enters into a purchase agreement to sell one or more of the Hotel Assets.  If a Hotel Asset is under contract to be sold to a bona fide third party purchaser that is not an Affiliate of any Seller or Summit, Purchaser shall have no right to close on the purchase of such Hotel Asset(s) under the terms of the Purchase Agreement until such time as Purchaser receives notice from Sellers that the Hotel Asset(s) is no longer under contract to be sold to a bona fide third party purchaser that is not an Affiliate of any Seller or Summit.  If the applicable Seller(s) sells any Hotel to a third party purchaser, then (i) the Purchase Agreement shall terminate as to such Hotel Asset (an “Excluded Sold Asset”), (ii) all references under the Purchase Agreement to such Excluded Sold Asset shall be deemed deleted and such Excluded Sold Asset shall not be deemed a “Real Property”, “Hotel Asset” or part of the “Property” for any purpose under the Purchase Agreement, (iii) the Purchase Price shall be reduced by the Allocated Purchase Price applicable to such Excluded Sold Asset, and (iv) neither Sellers nor Purchaser shall have any further rights or obligations under the Purchase Agreement with regard to such Excluded Sold Asset, except for the rights and obligations thereunder which expressly survive termination of the Purchase Agreement.

8.             Excluded Assets.  If any (but less than all) of the Hotel Assets becomes an Excluded Title Asset, Excluded Casualty Asset, Excluded ROFO/ROFR Asset, Excluded Representation Asset and/or Excluded Sold Asset (each, an, “Excluded Asset”), then (i) as provided in Sections 3.1.3, 4.8, 5.2.2 and 8.2.1(a) of the Purchase Agreement and in Section 7 of this Reinstatement, the Purchase Price shall be reduced by the Allocated Purchase Price applicable to such Excluded Asset, and (ii) notwithstanding anything to the contrary in Sections 3.1.3, 4.8, 5.2.2 and 8.2.1(a) of the Purchase Agreement, the full amount of the New Deposit shall be retained by Escrowee to be applied in accordance with the terms of the Purchase Agreement and this Reinstatement.  If all of the Hotel Assets become Excluded Assets, then the New Deposit shall (to the extent of the then outstanding principal amount of the Loan Agreement) be remitted to Summit, or its permitted assign under the Loan Agreement, and automatically applied towards any then outstanding principal balance of the Loan Agreement and the remaining balance, if any, of the New Deposit shall be remitted to and may be retained by Purchaser.  In addition, if at any time the Purchase Price is reduced to less than $7,500,000 (due to the reduction in the Purchase Price by the Allocated Purchase Prices applicable to Excluded Assets), then the excess of the New Deposit over then Purchase Price shall (to the extent of the then outstanding principal amount of the Loan Agreement) be remitted to Summit, or its permitted assign under the Loan Agreement, and automatically applied towards any then outstanding principal balance of the Loan Agreement and the remaining balance, if any, of the New Deposit over the Purchase Price shall be remitted to and may be retained by Purchaser.

9.             Other Summit Agreement.  The term Other Summit Agreement (as defined in the August 21 Letter Agreement) shall mean that certain Purchase and Sale Agreement dated as of June 2, 2015, as amended, between Original Purchaser, the sellers party thereto and Summit.  Sellers, Summit and New Purchaser agree that Summit and Sellers’ obligation to incur and spend an aggregate of $500,000 for PIP Expenditures referenced in those certain letter agreements dated August 21, 2015 related to the Purchase Agreement and the Other Summit Agreement is hereby terminated in its entirety.

10.          Binding Effect.  This Reinstatement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.          Counterparts.  This Reinstatement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

Sincerely,

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT ALT, LLC

By:	/s/ Paul C. Hughes
	Name:	Paul C. Hughes
	Title:	Authorized Signatory

SUMMIT HOTEL OP, LP, a Delaware limited partnership

(Individually and in accordance with Section 14.20 of the Purchase Agreement on behalf of each Seller)

By: SUMMIT HOTEL GP, LLC,
its general partner

By: SUMMIT HOTEL PROPERTIES, INC.,
its sole member

By:	/s/ Christopher R. Eng
	Name:	Christopher R. Eng
	Title:	Senior Vice President, General Counsel, Chief Risk Officer and Secretary

SUMMIT HOSPITALITY I, LLC, a Delaware limited liability company

By:	/s/ Christopher R. Eng
	Name:	Christopher R. Eng
	Title:	Senior Vice President, General Counsel, Chief Risk Officer and Secretary

Schedule 1

Sellers/Hotels

OWNER	State of Formation	LOCATION
Summit Hotel OP, LP	Delaware	Residence Inn - Jackson, MS
Summit Hotel OP, LP	Delaware	Holiday Inn Express - Vernon Hills, IL
Summit Hospitality I, LLC	Delaware	Courtyard - Germantown, TN
Summit Hotel OP, LP	Delaware	Courtyard - Jackson, MS
Summit Hospitality I, LLC	Delaware	Fairfield Inn & Suites - Germantown, TN
Summit Hospitality I, LLC	Delaware	Residence Inn - Germantown, TN
Summit Hospitality 079, LLC	Delaware	Aloft - Jacksonville, FL
Summit Hotel OP, LP	Delaware	Staybridge Suites - Ridgeland, MS
Summit Hospitality 093, LLC	Delaware	Homewood Suites - Ridgeland, MS
Summit Hospitality I, LLC	Delaware	Courtyard - El Paso, TX

EXHIBIT A

New Deposit Escrow Instructions

DEPOSIT ESCROW INSTRUCTIONS

Escrow Officer: Annette Labrecque Comer
Escrow No.:
Phone No.: 617.933.2441
Date: February 11, 2016

TO:                           Stewart Title Guaranty Company
One Washington Mall, Suite 1400
Boston, Massachusetts 02108
Attn:  Annette Labrecque Comer

The amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,00.00) (such amount, together with any additional deposit hereafter made by American Realty Capital Hospitality Portfolio SMT ALT, LLC, a Delaware limited liability company (“Purchaser”), and all interest earned thereon, being referred to herein as the “Escrow Deposit”) is deposited with Stewart Title Guaranty Company (“Escrow Agent”) in escrow by Purchaser, pursuant to that certain Real Estate Purchase and Sale Agreement (the “Agreement”), dated as of June 2, 2015, as amended, as terminated and subsequently reinstated on February 11, 2016, by and among the sellers listed on Schedule 1 thereto (collectively, “Sellers”), Summit Hotel OP, LP, a Delaware limited partnership (“Summit”) and Purchaser.  Summit shall serve as the representative of Sellers (in such capacity, the “Seller Representative”) for all purposes of these Deposit Escrow Instructions.  Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Seller Representative, Purchaser and Escrow Agent, the parties hereby agree as follows:

Escrow Agent hereby acknowledges receipt of $7,500,000 from Purchaser.  As Escrow Agent, you are hereby directed to, and you shall, hold, deal with and dispose of the Escrow Deposit in accordance with the following terms and conditions:

1.              You shall hold the Escrow Deposit until: (i) you are in receipt of a joint order by the Seller Representative and Purchaser as to the disposition of the Escrow Deposit (or any portion thereof) or (ii) you are in receipt of a written demand (each, a “Demand”) from either the Seller Representative or Purchaser for the payment of the Escrow Deposit (or any portion thereof).  Upon receipt of any Demand, you shall notify the other party to the Agreement no later than one Business Day after receipt of the Demand, enclosing a copy of the Demand.  If within five Business Days after the non-demanding party has received your notice of your receipt of the Demand, you have not received from the non-demanding party its notice of objection to the Demand, which notice shall set forth the reasons for such objection, then you shall promptly disburse the Escrow Deposit (or the applicable portion thereof) as requested by the Demand.  If within said five Business Day-period you receive from the non-demanding party a notice of objection to the Demand, then you shall notify the demanding party, enclosing a copy of the notice of objection, and shall continue to hold the Escrow Deposit (or the applicable portion thereof) until you are in receipt of a joint order as aforesaid or a final non-appealable order of a court of competent jurisdiction with respect to the distribution of the Escrow Deposit (or the applicable portion thereof), but after 120 days you may deposit the Escrow Deposit (or the applicable portion thereof) with a court of competent jurisdiction in New York City.

2.              Notwithstanding the foregoing, as Escrow Agent, you are hereby expressly authorized and directed to regard, comply with and obey any and all final, non-appealable orders, judgments or decrees entered or issued by any court of competent jurisdiction, and in case you comply with or obey any such order, judgment or decree of any such court, you shall not be liable to either of the other parties hereto or any other person or entity by reason of such compliance or obedience.  In case of any suit or proceeding regarding these Deposit Escrow Instructions to which you are or may at any time be a party, the Seller Representative and Purchaser agree that the non-prevailing party shall pay to you upon demand all reasonable costs and expenses incurred by you in connection therewith.

3.              You shall not charge any escrow fee in respect of your duties hereunder.

4.              As Escrow Agent, you shall invest the Escrow Deposit as and to the extent Purchaser may direct.

5.              All notices, demands, requests or other communications hereunder must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand, request or other communication is being made by certified or registered mail, postage prepaid, return receipt requested, to the respective addresses for the Seller Representative, Purchaser and you, as Escrow Agent as herein provided.  All notices (x) shall be deemed to have been received on the date that the same shall have been delivered in accordance with the provisions of this Section 5 and (y) may be given either by a party or by such party’s attorneys.  Any party may, from time to time, specify as its address for purposes of these Deposit Escrow Instructions any other address upon the giving of 10 days’ prior written notice thereof to the other parties.

6.              The Seller Representative and Purchaser may act hereunder either directly or through their respective attorneys:

Purchaser’s attorney is:

Proskauer Rose LLP
11 Times Square
New York, New York 10036
Attn:  Steven L. Lichtenfeld, Esq. and Jeffrey A. Horwitz, Esq.
Facsimile No.:  (212) 969-2900
Telephone No.:  (212) 969-3735; (212) 969-3229

7.              These Deposit Escrow Instructions are being entered into to implement the Agreement and shall not (nor be deemed to) amend, modify or supersede the Agreement or act as a waiver of any rights, obligations or remedies set forth therein; provided, however, that you, as Escrow Agent, may rely solely upon these Deposit Escrow Instructions.

8.              The Seller Representative and Purchaser each hereby authorize you, as Escrow Agent, to designate the investment depository of the Escrow Deposit to act as and perform the duties and obligations of the “reporting person” with respect to the transactions contemplated by the Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.

9.              Notwithstanding anything to the contrary herein or in the Agreement, Purchaser shall have the right to assign all of its right, title and interest in and to these Deposit Escrow Instructions, in part in respect of a particular Hotel Asset, to the Permitted Assignee to which the interests of Purchaser in and to the Agreement is assigned in respect of such Hotel Asset.

10.       These Deposit Escrow Instructions may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Acknowledged and agreed this 11th day of February, 2016.

THE SELLER REPRESENTATIVE:

Summit Hotel OP, LP, a Delaware limited partnership

By:	Summit Hotel GP, LLC
its general partner

By:	Summit Hotel Properties, Inc.,
its sole member

By:	/s/ Christopher R. Eng
	Name:	Christopher R. Eng
	Title:	Senior Vice President, General Counsel, Chief Risk Officer and Secretary

c/o Summit Hotel Properties Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attn: Chris Eng, Senior Vice President, General Counsel & Chief Risk Officer
Facsimile No.: (512) 538-2333
Telephone No.: (512) 538-2307

Acknowledged and agreed this 11th day of February, 2016.

PURCHASER:

American Realty Capital Hospitality Portfolio SMT ALT, LLC, a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name:	Paul C. Hughes
Title:	Authorized Signatory

c/o American Realty Capital Hospitality Trust, Inc.
405 Park Avenue
New York, New York 10022
Attn: Legal Department
Facsimile No.: (212) 421-5799
Telephone No.: (646) 558-1154

With a copy to:

Proskauer Rose LLP
11 Times Square
New York, New York 10036
Attn: Steven L. Lichtenfeld, Esq. and
Jeffrey A. Horwitz, Esq.
Facsimile No.: (212) 969-2900
Telephone No.: (212) 969-3735; (212) 969-3229

Acknowledged and agreed this 11th day of February, 2016.

STEWART TITLE GUARANTY COMPANY

By:	/s/ Annette M. Comer
	Name:	Annette M. Comer
	Title:	Vice President

Stewart Title Guaranty Company
One Washington Mall, Suite 1400
Boston, Massachusetts 02108
Attn: Annette Labrecque Comer
Telephone No.: (617) 933-2441